Exhibit 10.06

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Supplement to Development and Manufacturing Agreement

This supplement to the Development and Manufacturing Agreement entered on June 03, 2014 between CapsoVision, Inc. and Moai Electronics Corporation (this “Agreement”) is made effective and entered into as of February 10, 2020 (“Effective Date”), by:

Parties:	Moai Electronics Corporation with a place of business at 12F, No.88, Singde Road, Sanchong, District, New Taipei City, Taiwan (Hereinafter referred to as Party A)

CapsoVision, Inc. with a place of business at 18805 Cox Ave Suite 250, Saratoga, CA 95070, United States (Hereinafter referred to as Party B)

SpeedBridge Technology Corp. with a place of business at 15F-10, No.97, Sec.1, Xintai 5th Rd., Xizhi Dist., New Taipei City, Taiwan (Hereinafter referred to as Party C)

Purpose: Since Party A terminated the chip business in 2014, in order to continue the support of Party B’s capsule endoscope controller (hereinafter collectively referred to as “this technology”), Party A plans to split the original chip design department and outsource the maintenance and technical supports to Party C to continue the engineering support for this technology. Party B also acknowledges Party C as the exclusive and qualified entity for the actual maintenance of this technology. During Party C’s supporting period, Party C must not disclose this technology to others. The three parties agree to the principle of good faith and agree on the following terms for mutual compliance:

1.	Party C fully understands and will comply with the conditions and covenants which are defined in Section 5, Section 6, and Section 7 of the Development and Manufacturing Agreement.

2.

Party C is responsible for ensuring all delivered 8022C-A1 dies will be designed, fabricated and tested in conformance with the specifications and test criteria set forth in Exhibit A in the Development and Manufacturing Agreement.

3.	In order to gain best synergy and avoid resource waste, Party A agrees Party C to directly manage the supply chains which include [***].

4.

Party C is responsible for the 8022C-A1 mask maintenance tasks including [***] (hereinafter collectively referred to as “mask maintenance expense”). With Party A’s acknowledgement, Party C will directly collect the mask maintenance expense from Party B, provided that such expense has been approved by Party B in written in advance.

5.	For further development and maintenance of this technology, Party C is responsible for the necessary [***].

6.

Party C should keep the original 8022C-A1 design from Party B, design improvements by Party A, design tooling and layout database in compliant with the requirements and specifications set forth in Exhibit A of the Development and Manufacturing Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

MOAI Electronics Corp.	CapsoVision, Inc.	SpeedBridge Technology Corp.

By: /s/ Clark Lin	By: /s/ Johnny Wang	By: /s/ Jeff Huang

Name: Clark Lin	Name: Johnny Wang	Name: Jeff Huang

Title: Chairman and CEO	Title: President and CTO	Title: President

Date: Feb. 12, 2020	Date: 02/11/2020	Date: 02/13/2020